Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cannabis Science, Inc.

Denver, Colorado

We consent to the reference of our Independent Registered Public Accounting Firm Report dated April 15, 2011, on our audit of the financial statements of Cannabis Science, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period January 27, 2005 through December 31, 2010, to be incorporated by reference in the Form S-8 to be filed with the Commission on or about September 16, 2011.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

September 16, 2011